Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

DEPARTMENT OF JUSTICE NOTIFIES REDDY ICE
IT WILL TAKE NO ACTION AGAINST REDDY ICE OR
ITS EMPLOYEES IN ANTITRUST INVESTIGATION

OCTOBER 29, 2010 — DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today that its counsel has been notified by the Antitrust Division of the Department of Justice (the “Division”) that the Division will take no action against the Company or any of its employees in connection with the Division’s investigation of the packaged ice industry.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.